Exhibit 10.24

Quality Investment Properties Suwanee, LLC

Master Space Agreement

This Master Space Agreement between Quality Investment Properties Suwanee, LLC, (“QTS”) and ChannelAdvisor (“Customer”) is made effective as of 1/28/11 (“Effective Date”) and governs Customer Space licensed to Customer under a Work Order and Service(s) purchased by Customer under a Work Order. Capitalized terms used herein shall have the meaning given in the definition section of this Agreement.

1. LICENSES OF CUSTOMER SPACE AND ORDERS FOR SERVICES. This Agreement is a master agreement under which Customer may license Customer Space and order Services from time to time by written agreement between Customer and QTS. To the extent of any inconsistency between this Agreement and the Work Order, the Work Order shall govern. Customer may cancel a Work Order by written notice to QTS at any time prior to Work Order acceptance by QTS.

2. TERM. The Term for this Agreement shall begin on the Effective Date and expire at the termination of the last order for services. The Term for each Work Order shall begin on the Start Date and expire on the Expiration Date. QTS may provide Customer a Target Date for a Work Order, and if so, will use commercially reasonable efforts to deliver the Customer Space or Services on the Target Date. Notwithstanding, should QTS fail to deliver the Customer Space or commence delivery of the Services by the Target Date, and fail to cure same within thirty (30) days of Customer’s written notice of such failure, Customer may terminate the specific Work Order in its sole discretion, upon written notice received by QTS within thirty (30) days of such failure to cure. In the event of such termination, neither party shall be liable for damages arising out of the failure to perform, other than any accrued amounts owed. The termination or expiration of a Work Order will not affect Customer’s other Space or Services under one or more separate Work Orders.

3. FEES AND PAYMENT TERMS.

3.1 Payment Terms. QTS will invoice Customer for all Customer Space and Services on a monthly basis, with fixed recurring charges invoiced in advance and all other charges invoiced in arrears. Customer will pay, by check or wire transfer, each invoice in full upon receipt. If Customer disputes any portion of an invoice, Customer will notify QTS in writing of such dispute within thirty (30) days of the invoice date. A dispute as to any portion of an invoice does not relieve Customer from timely payment of the undisputed portion. Fees for each of the licensed Customer Spaces or Services in a Work Order begin to accrue at the Start Date.

3.2 Ability To Pay/Security Deposit. Upon request, Customer shall provide QTS with information reasonably requested by QTS to determine Customer’s ability to pay. A security deposit equivalent to two months of monthly recurring fees as set out in the Work Order may be required to accompany each Work Order. The security deposit shall be applied to the last two months of Licenses or Services with any short fall or overage adjustment applied to the last month of Licenses or Services. In the event of a breach of this Agreement by Customer, QTS shall, without limiting its remedies otherwise available, have the right to apply the deposit to the damages suffered by QTS as a result of such breach. QTS shall not be required to keep the security deposit in trust, segregate it or keep it separate from QTS’s general funds, but QTS may commingle the security deposit with its general funds and Customer shall not be entitled to interest on such deposit.

3.3 Late Payments. Any payment not received by QTS within thirty (30) days of the invoice date will accrue interest at a rate of one and one half percent (1 1/2%) per month (compounded daily), or the highest rate allowed by applicable law, whichever is lower.

3.4 Taxes. Customer shall be responsible for all taxes related to the provision of Customer Space or Services, except for taxes based on QTS’s net income.

3.5 Credit History. QTS may in its sole discretion report Customer’s payment history to reporting agencies, including but not limited to, Dun & Bradstreet.

4. SPACE AND SERVICES SELECTED. (i) QTS agrees to provide the Customer Space and Services and Customer agrees to pay the applicable fees for the Customer Space licensed and the Services set forth in each Work Order and (ii) in the event Customer requests QTS to perform consulting or technical Service of a specialized nature, the details, deliverables, milestone dates, fees and other pertinent information relating to such Service will be set forth on an attached, executed Work Order. In the event QTS is requested to provide specialized Services as described in clause (ii) above, QTS shall provide said Service to Customer using employees or subcontractors of QTS and/or its affiliates, in QTS’s sole discretion. Notwithstanding anything to the contrary contained in this Agreement, in no event shall QTS be liable for, and there shall be no abatement of fees or service level credits given as a result of, any stoppage, reduction or interruption of any utilities or services caused by Facilities Maintenance, Customer Maintenance or a Force Majeure Event.

5. MUTUAL REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION. Each party represents, warrants and covenants that: (i) it has and will maintain the legal right to use, operate and locate its equipment in the Data Center; (ii) the performance of its obligations hereunder will not violate any applicable Laws; (iii) neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach by it of any agreements to which it is a party or by which it is bound; (iv) it has duly, authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such party and shall be enforceable against such party in accordance with its terms and (v) all equipment, materials and other tangible items placed by it at Data Center will be installed, operated, used and maintained in compliance with all applicable Laws and manufacturer specifications. Customer will indemnify, defend and hold harmless QTS, and its representatives, agents, employees, officers, directors, members, partners, principals, managers, affiliates, lenders, contractors, subcontractors and other Data Center users and customers from any and all Losses arising from or relating to (i) any claim, action or omission by any of the Customer Parties (including claims for personal injuries while in or around the Facilities); and (ii) any claim, action or omission by a customer or end-user of Customer, relating to, or arising out of, Customer’s or any of its customers’ services or the Customer Space licensed or Services provided under this Agreement (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Licenses or Services). Both parties shall defend and indemnify the other for any breach of the mutual insurance provisions in Section 8.

6. REMEDIES AND DAMAGES, AND LIMIT ON WARRANTIES

6.1 No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT. THE CUSTOMER SPACE AND SERVICES (INCLUDING ALL MATERIALS SUPPLIED AND USED THEREWITH) ARE PROVIDED “AS IS WHERE IS”, AND CUSTOMER’S USE OF THE CUSTOMER SPACE AND SERVICES IS AT ITS OWN RISK. QTS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WHETHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, HABITABILITY, MARKETABILITY, PROFITABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, NONINFRINGEMENT, TITLE, OR ARISING FROM A COURSE OF DEALING, OR TRADE PRACTICE.

6.2 Licensor Default and Damages. QTS shall not be in default under this Agreement unless QTS fails to perform obligations required of QTS within thirty (30) days after written notice is delivered by Customer to QTS and to the holder of any deed to secure debt (collectively, “Lender”), covering the Data Center whose name and address shall have theretofore been furnished to Customer in writing, specifying the obligation which QTS has failed to perform; provided, however, that if the nature of QTS’s obligation is such that more than thirty (30) days are required for performance, then QTS shall not be in default if QTS or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion, and provided further that if the nature of QTS’s failure to perform is such that it is not curable, then QTS shall be in default as of the occurrence of such event. In the event of any default by QTS, Customer’s exclusive remedies shall be an action for specific performance or action for actual damages. Customer hereby waives the benefit of any laws granting it the right to perform QTS’s obligation, and Customer shall not be entitled to perform any of QTS’s obligations. QTS’s liability arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation negligence), statute or otherwise, shall be subject to the other terms of this Agreement and shall in no event exceed the amounts payable by Customer to QTS under this Agreement.

6.3 Consequential Damages Waiver. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY TYPE OF INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, LOSS OF TECHNOLOGY, RIGHTS OR SERVICES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE OR EQUIPMENT, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ARISING UNDER THEORY OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

6.4 Basis of the Bargain. The parties acknowledge that the prices have been set, and the Agreement is entered into in reliance upon the limitations of liability, remedies, damages, and the disclaimers of warranties and damages set forth herein, and that all such limitations and exclusions form an essential basis of the bargain between the parties. The specific remedies provided herein or in any Addendum or Product Description are the exclusive remedies available to Customer.

7. MUTUAL CONFIDENTIALITY

7.1 Disclosure and Use. Each party agrees that it will not use in any way, nor disclose to any third party, the other party’s Confidential Information, and will take reasonable precautions to protect the confidentiality of such information, at least as stringently as it takes to protect its own Confidential Information, but in no case will the degree of care be less than reasonable care. Nothing herein shall preclude disclosure by a party (i) to that party’s attorneys, accountants, lenders and other advisors and employees who have a bona fide need to know the other party’s Confidential Information in connection with the receiving party’s performance under this Agreement, (ii) to any potential transferee or assignee of all or any portion of the Data Center, or in connection with a merger involving QTS, or acquisition of all or substantially all of the assets of QTS, or (iii) any disclosure that a Party concludes that it is required to make as a matter of law (including, without limitation, in accordance with the rules and regulations of a national stock exchange, the Securities and Exchange Commission or other securities law regulators), provided that such disclosure is made after good faith consultation with counsel with respect thereto. Each party agrees to only make copies of the other’s Confidential Information for purposes consistent with this Agreement, and each party shall maintain on any such copies a proprietary legend or notice as contained on the original or as the disclosing party may request.

7.2 Exclusions from Confidentiality Obligations. Notwithstanding the confidentiality obligations required herein, neither party’s confidentiality obligations hereunder shall apply to information which: (a) is already known to the receiving party (other than the terms of this Agreement); (b) becomes publicly available without fault of the receiving party; (c) is rightfully obtained by the receiving party from a third party without restriction as to disclosure, or such Confidential Information is approved for release by written authorization of the party having the rights in such Confidential Information; (d) is developed independently by the receiving party without use of the disclosing party’s Confidential Information; or (e) is required to be disclosed by Law, provided that prior to making such required disclosure, the party who is required to disclose the Confidential Information shall notify the owner of such Confidential Information that disclosure is legally required.

7.3 Specific Performance and Injunctive Relief. Each of QTS, Customer and their respective representatives agree that a breach of Sections 7.1 and 7.2 above will give rise to irreparable injury to the other party for which damages may not be adequate compensation, and consequently, that the other party shall be entitled, in addition to all other remedies available to it at law or equity, to injunctive and other equitable relief to prevent a breach of Sections 7.1 and 7.2 and to secure the specific performance of such sections without proving actual damages or posting bond or other security.

8. MUTUAL INSURANCE REQUIREMENTS

8.1 Minimum Levels. Each party agrees to keep in full force and effect during the Term of this Agreement: (i) comprehensive general liability insurance with a combined single limit in an amount not less than $1,000,000 per occurrence, and $2,000,000 aggregate (or equivalent coverage under an “umbrella” policy), including comprehensive form premises and operations, independent contractors, products and completed operations, personal injury, contractual, and broad form property damage liability coverage, and (ii) workers’ compensation insurance covering such party’s employees in an amount not less than that required by Law. QTS shall maintain property and casualty insurance (all risks) covering QTS’s Facilities, including the Data Center. Customer shall maintain property and casualty insurance (all risks) covering the Customer Space and Customer Equipment. Customer agrees that it will insure and be solely responsible for insuring the injuries to and claims of its representatives. All such policies shall be written by insurance carriers licensed in the state in which the Data Center is located, and shall be rated A+ or better by A.M. Best and such policies maintained by Customer shall name QTS and its lenders as additional insureds. Parties agree that upon request, they will deliver to each other the applicable certificates of insurance naming the other party as a certificate holder and requiring that the other party receive written notice at least thirty (30) days prior to any termination, expiration or change in the coverages provided thereunder. Each party will cause and ensure that each insurance policy of such party required under this Agreement will provide that the underwriters waive all claims and rights of recovery by subrogation against the other party’s Parties in connection with any liability or damage covered by the insurance policies. Each Party hereby indemnifies and holds harmless the other for a breach of such Party’s obligations under this Section 8.1.

9. TERMINATION

9.1 Termination for Cause. QTS may terminate this Agreement, at any time, without liability, for any one or more of the following: (a) Customer breaches any material term of this Agreement and fails to cure such breach (if susceptible to cure) within ten (10) days after receipt of written notice of the same (provided, however, in the event this Agreement provides that termination of any rights shall be immediate for any specific breach, then such notice period shall not be required); (b) failure to pay amounts when due, after ten (10) days written notice and failure to cure; (c) QTS is unable to provide Customer Space or Services due to Customer’s acts or omissions; (d) Customer becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days of the filing thereof; or (e) a court or other government authority having jurisdiction over the Services prohibits QTS from furnishing the Customer Space or Services to Customer.

9.2 Early Termination. In the event Customer desires to terminate any License or Services prior to the end of the Term (other than as provided in each Addendum for repeated failure to meet Service Level Guarantees as defined in the Colocation Addendum attached hereto), or if the Licenses or Services are terminated by QTS due to a failure of Customer to satisfy the requirements set forth in this Agreement, including, but not limited to Customer’s failure to pay amounts when due, Customer shall pay a termination charge equal to the costs incurred by QTS in returning the space to a condition suitable for use by other parties, plus 100% of the remaining monthly recurring fees that would have been charged for the Customer Space and Services for the Term (as applicable on the date of said termination) (the “Termination Fees”).

Such Termination Fees are not penalties, but due to the difficulty in estimating actual damages for early termination, are agreed upon charges to fairly compensate QTS.

9.3 Holdover Customer. If Customer continues to use any Customer Space or Service after the expiration or earlier termination of the Term for such License or Service, then Customer shall remain subject to the terms and conditions of this Agreement and the recurring monthly charge and usage charges during such hold-over period shall increase to one hundred and fifty percent (150%) of the recurring monthly charge and usage charges for the last full month before expiration or earlier termination of the Term. During such hold-over period, this Agreement becomes a month-to-month Agreement and can be terminated on thirty (30) days notice by QTS.

9.4 Suspension of Licenses or Services by QTS. QTS may suspend Customer’s access and rights to any or all Customer Space or Services and/or Customer’s rights to remove any or all of Customer’s Equipment if Customer fails to pay any undisputed sum for Licenses or Services when such payment is due and such failure remains uncured for a period of ten (10) days after written notice is given Customer by QTS. In the event of a suspension of Licenses or Services pursuant to this Section 9.4, Customer agrees that QTS may, without notice or liability, prevent Customer access to the Customer Space, suspend Services and take possession of any Customer Equipment and store it, at Customer’s expense. If Customer’s Licenses or Services are suspended pursuant to this Section 9.4 and QTS determines, in its sole discretion, to reconnect

Customer Space or Services, Customer agrees to pay, in addition to any other fees or sums for Licenses or Services owing under this Agreement, the Reconnection Fee. The remedies of QTS under this Section 9.4 are in addition to any other rights that QTS may have under this Agreement.

9.5 Effect of Termination by Either Party. Upon the effective date of termination of the Agreement: (a) QTS will immediately cease providing Services and Customer’s License shall terminate and QTS shall not be responsible for any loss of access or data as result of such cessation of Services; (b) any payment obligations of Customer under this Agreement for Licenses or Services provided through the date of termination and any applicable Termination Fees will immediately become due and payable; and (c) within ten (10) days of such termination Customer shall (i) remove from the Data Center(s) all Customer Equipment and any other Customer property located at the Data Center(s) (but only upon receipt of all sums due under (b)), (ii) make available all QTS Provided Equipment to an authorized representative of QTS and (iii) return the Customer Space to QTS in the same condition as existed on the Start Date, normal wear and tear excepted. If Customer does not remit the sums payable under (b) and/or does not remove the Customer Equipment and its other property as provided in (c), QTS will have the right to do one or more of the following, without notice, without liability therefor, and without prejudice to any other available remedies: (x) re-claim the Customer Space, remove all property therefrom and re-license the Customer Space; (y) move all such Customer property to secure storage and charge Customer for the cost of such removal and storage; and (z) liquidate the Customer property in accordance with applicable law, applying all proceeds first to the cost of such liquidation, then to all payment obligations due hereunder, and the balance thereof, if any, shall be paid to Customer.

10. MISCELLANEOUS PROVISIONS

10.1 Force Majeure. QTS shall not be liable to Customer for any failure of performance or equipment due to causes beyond QTS’s reasonable control, including but not limited to: acts of God, fire, explosion; any Law or direction of any governmental entity; emergencies; civil unrest, wars; unavailability of rights-of-way, third party services or materials; or strikes, lock-outs, work stoppages, labor shortages or other labor difficulties; viruses, denial of service attacks, or failure of the Internet (each, a “Force Majeure Event”). If QTS is unable to deliver the Customer Space or Service for thirty (30) consecutive days, Customer shall have the right to terminate any affected Work Order pursuant hereto.

10.2 Relocation of Customer Equipment or Customer Space. If it is necessary or desirable, for QTS’s use of the Data Center, to relocate the Customer equipment or Customer Space to another area in the Data Center or other similar data center owned by QTS, the parties will cooperate in good faith with each other to facilitate such relocation. QTS shall be solely responsible for the costs incurred by QTS in connection with any such relocation. Relocation made by QTS at the request of Customer, will be at the sole expense of Customer. QTS will use commercially reasonable efforts to minimize and avoid any interruption in Services during such relocation.

10.3 Regulatory Changes. In the event that a tariff is filed against QTS or there is a change in law, rule or regulation, increased power costs or similar circumstance that materially increases the costs or other terms of delivery of Licenses or Service, the parties agree to negotiate the rates to be charged, or other required terms of service to reflect such increased costs or change in term of space or service. If the parties are unable to agree on new rates within thirty (30) days after QTS’s delivery of written notice regarding the rate change, then either party may terminate the Licenses or Services without liability by giving thirty (30) days written notice.

10.4 Notice. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by e-mail or facsimile (provided delivery is confirmed), or U.S. Mail registered or certified return receipt requested and postage prepaid, in each case to the address set forth below or to such other address as may hereafter be furnished in writing by either party to the other party in accordance with this Section. Such notice will be deemed to have been given as of the date it is received.

To QTS at:

Quality Investment Properties Suwanee, LLC 12851 Foster Street, Suite 205 Overland Park, KS 66213 Attn: Legal Department Fax: (913) 814-7766

To Customer at:

10.5 Assignment. Customer may not assign or transfer part or all of its rights and obligations under this Agreement, or resell the Services, or sublicense or lease (each a “Transfer”) all or any part of the Customer Space without the written consent of QTS, which shall not be unreasonably withheld. QTS may require any transferee to execute documentation reasonably acceptable to QTS in connection with the applicable Transfer, including, without limitation, an assumption agreement whereby the transferee assumes all of Customer’s liabilities, duties and obligations under this Agreement. In any event no Transfer shall relieve or release Customer of its obligations under this Agreement. QTS may assign or transfer part or all of its respective rights and obligations under this Agreement without notice to Customer, including without limitation, to any entity that is a subsidiary or affiliate of QTS or to any entity that is the survivor of a merger with QTS and any entity that acquires all or substantially all of the assets of QTS. In the event of any transfer or termination of QTS’s interest in the Data Center by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, QTS shall be automatically relieved of any and all obligations and liabilities on the part of QTS from and after the date of such transfer or termination, and any subsequent owner of the Data Center shall only be responsible for such obligations and liabilities under this Agreement which accrue from and after the date such transferee or assignee acquires QTS’s interest as licensor under this Agreement. Customer agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the licensor under this Agreement. This Agreement shall apply to, bind, and inure to the benefit of, any permitted transferees, assignees or successors, all of whom shall execute counterparts of this Agreement, and Customer shall remain liable for the payment of all charges due under each Work Order or otherwise due or to become due under this Agreement.

10.6 Entire Understanding. This Agreement constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, agreements and understandings regarding such subject matter. Each Work Order and Addendum includes terms which are in addition to, and not in lieu of the Agreement, and shall be deemed to be part of this Agreement. Unless expressly provided for in the Agreement, Customer agrees not to claim any reliance on any other opinion, advice, recommendation, statement, representation, warranty of QTS regarding the suitability, fitness, quality, merchantability, or the compatibility or functionality of any equipment or software. Any additional or different terms in any purchase order or other response made by Customer shall be deemed objected to by QTS without need of further notice of objection, and shall be of no effect or in any way binding upon QTS.

10.7 No Competitive License or Service. Customer may not at any time, without QTS’s prior written consent, permit any QTS facility to be utilized for the resale of Internet access, co-location or managed services to QTS clients.

10.8 Relationship of the Parties. QTS and Customer are independent contractors; this Agreement will not establish any relationship of partnership, employment, franchise or agency.

10.9 Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Modification. This Agreement may be changed only by a written document signed by authorized representatives of QTS and Customer.

10.11 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is adjudged by a court or arbitrator to be invalid, illegal or unenforceable, the same will not affect the validity, legality, or enforceability of any other provision of this Agreement. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law.

10.12 No Waiver: All Rights Cumulative. The failure by either party to enforce any rights hereunder shall not constitute a waiver of such right(s) or of any other or further rights hereunder. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default.

10.13 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, except its conflicts of law principles.

10.14 Third Party Beneficiaries. The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of QTS and Customer, and do not create any right, claim or benefit on the part of any person not a party to this Agreement. The parties do not intend any provision of this Agreement to be enforceable by or to benefit any third party.

10.15 Intellectual Property Rights. QTS shall remain the sole owner of and retain all right, title and interest in any service, technical information and/or intellectual property rights (“IPR”) provided to Customer hereunder, including, without limitation, all trademark, trade names, service marks, copyrights, computer programs, general utility programs, software, methodology, databases, specifications, systems designs, applications, enhancements, documentation, manuals, know-how, formulas, hardware, audio/visual equipment, tools, libraries, discoveries, inventions, techniques, writings, designs, and other IPR either used or developed by QTS or its agents in connection with the provision of service hereunder (“QTS Technology”). Any QTS Technology will not be work-for-hire. In return for payment of all fees and charges, QTS grants to Customer a royalty free, non-exclusive, non-transferable, non-assignable license to use any IPR provided with Service hereunder. QTS shall be free to provide similar IPR to other parties and shall retain the right to unrestricted use of any data, and any and all related concepts, know-how, techniques or IPR either acquired or developed as a result of this Agreement.

10.16 General. Neither party shall issue any publication relating to this Agreement, except as may be required by Law. Notwithstanding, either party may publicly refer to the other, orally and in writing, as a Customer/licensee or service provider/licensor of the other, as applicable, and QTS may utilize Customer’s logo and/or domain name at its website (www.qualitytech.com) which may include a link from the QTS website to Customer’s website. If either party retains an attorney to enforce the terms of this Agreement or to collect money due hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and other related expenses incurred in connection therewith. The terms and provisions contained herein that by their sense and context are intended to survive the performance thereof by the parties shall so survive termination of this Agreement, including, without limitation, provisions for indemnification and the making of any payments.

10.17 Arbitration. EXCEPT FOR DISPUTES RELATING TO CUSTOMER’S FAILURE TO PAY AMOUNTS WHEN DUE, ANY DISPUTE BETWEEN THE PARTIES WILL BE SUBMITTED TO BINDING ARBITRATION UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE DECISION OF THE ARBITRATORS WILL BE FINAL AND BINDING ON THE PARTIES AND MAY BE ENTERED AND ENFORCED IN ANY COURT OF COMPETENT JURISDICTION BY EITHER PARTY.

10.18 Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.

10.19 Estoppel Certificate. Customer shall, within ten (10) days’ prior written notice from QTS (but only in connection with a sale, financing, transfer, lease or similar transaction), deliver to QTS a signed statement certifying the following information (but not limited to the following information in the event further information is reasonably required by QTS): (i) that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as modified is in full force and effect); (ii) the dates to which the fees and other charges due under this Agreement are paid in advance, if any; (iii) the amount of Customer’s security deposit, if any; and (iv) acknowledging that there are not any uncured defaults or breaches on the part of QTS under this Agreement (including, without limitation, all Addendum and Work Orders), and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default or breach on the part of QTS under this Agreement (including, without limitation, all Addendum and Work Orders), or specifying such defaults events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by an prospective purchaser or encumbrance of all or any portion of the Data Center. Customer’s failure to deliver such statement within such 10-day period shall, constitute an admission by Customer that all statements there are true and correct.

10.20 Subordination. Customer accepts this Agreement subject and subordinate to any mortgage, deed of trust, deed to secure debt, ground lease or master lease of QTS and to any renewals, modifications, consolidation, refinancing and extensions thereof. It is understood that QTS’s interest in the Customer Space and Data Center may be that of ground lessee, rather than owner. This provision is hereby declared to be self-operative and no further instrument shall be required to effect such subordination of this Agreement; provided, however, Customer shall, within ten (10 days after QTS’s written request therefore, execute, acknowledge and deliver any documents reasonably requested by QTS to assure the subordination of this Agreement to any of the same. Notwithstanding the foregoing, if the lessor under any such lease or the holder of any such deed to secure debt advises QTS that they desire to require this Agreement to be prior and superior thereto, upon written request of QTS to Customer, Customer agrees to promptly execute, acknowledge and deliver any documents which QTS or such less or, holder or holders reasonably deem necessary for purposes thereof.

DEFINITIONS

(a)	“Addendum” means an addendum to this Agreement stating additional terms and condition applicable to the specific License or Service.

(b)	“Adhoc Engineering Services” means any technical support considered to be above and beyond Remote Hands which usually includes technical support from a consultative or operational perspective.

(c)	“Acceptable Use Policy” or “AUP” means as posted at www.QualityTech.com.

(d)	“Agreement” means this Agreement, the general terms and conditions herein and includes any Addendum, Product Description, Work Order, Specification, Statement of Work, Scope of Work, Customer Access Roster, the Rules and Regulations, and the Acceptable Use Policy, and all other items expressly incorporated herein.

(e)	“Burstable” means Customer has the ability to use Services provided with respect to Customer Space in excess of the Committed Data Rate.

(f)	“Committed Data Rate” means Customer’s agreement to pay for a minimum amount of bandwidth per month (expressed in Megabits per second (Mbps)), as set forth in a Work Order, in connection with its License of Customer Space.

(g)	“Confidential Information” means information which (i) derives actual or potential economic value from not being generally known to, and not available through proper means, by other persons who could obtain economic value from receipt or use of such information, (ii) is the subject of reasonable efforts by its owner to maintain its confidentiality or secrecy, or (iii) is by its nature confidential, trade secrets or otherwise proprietary to its owner. Confidential information includes the terms and conditions of this Agreement, software source and object code, inventions, know-how, data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, configurations, plans, processes, financial and business plans, names of actual or potential customers or suppliers, Data Center configuration and Technology.

(h)	“Customer Access Roster” means the official register of Representatives.

(i)	“Customer Equipment” means software, computer hardware, and all other equipment, goods, and personal property owned by Customer or licensed or leased by Customer from third parties.

(j)	“Customer Maintenance” means steps taken by Customer to properly maintain the Customer Equipment in accordance with manufacturer instructions and requirements.

(k)	“Customer Space” means the portion of the Data Center(s) and associated power which QTS licenses to Customer under a Work Order. The location of the Customer Space shall be determined by QTS in its sole discretion, provided however, Customer’s reasonable preferences shall be considered.

(l)	“Data Center” means any of the buildings and facilities owned or leased by QTS at which Customer Space is located or from which Services are provided.

(m)	“Down” means not responding to the network management system’s polling engine with a positive acknowledgement from a PING to a specific network interface for the specified device.

(n)	“Expiration Date” as to any Work Order means the date which is thirty (36) months from the Start Date or such other date calculated by adding the Term of the Work Order to the Start Date.

(o)	“Facilities” means any and all devices generally used by QTS to provide Customer Space or deliver Services to its customers, but excluding QTS Provided Equipment and Customer Equipment.

(p)	“Facilities Maintenance” means the times QTS monitors and maintains its network, QTS Provided Equipment or Facilities.

(q)	“Internet Intrusion Testing” means tests employing tools or techniques intended to gain unauthorized access to Customer’s environment.

(r)	“Laws” means rules, regulations, statutes, ordinances, orders and rulings of a government and administrative and regulatory authorities, as well as the Rules and Regulations.

(s)	“Licenses” means licenses of Customer Space to a Customer under a Work Order.

(t)	“Losses” means claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys fees and court costs).

(u)	“Party” or “Parties” means representatives, agents, employees, officers, directors or contractors, or subcontractors.

(v)	“Point of Demarcation” means the first point where Customer receives telecommunications or Internet access into the Customer Space.

(w)	“Product Description” or “Product Catalog” shall mean the written description of a License or Service provided to Customer by QTS.

(x)	“Professional Services” means professional engineering or computer design, software development, support or other consulting service provided, pursuant to a Statement of Work or Scope of Work.

(y)	“QTS Provided Equipment” means any hardware, software and other tangible telecommunications or internet equipment leased, subleased, licensed or sublicensed by QTS to Customer.

(z)	“Reconnection Fee” means a fee of $175 per hour billed in quarter-hour increments for each hour or partial hour spent by QTS reconnecting the Services provided Customer.

(aa)	“Remote Hands” means general Customer directed actions such as power cycling equipment, basic power or data cabling support, and simple key stroke commands to reboot or configure equipment.

(bb)	“Representatives” means the individuals identified on the Customer Access Roster who are authorized to enter the Data Center(s) and access the Customer Space.

(cc)	“Rules and Regulations” means as posted at www.QualityTech.com.

(dd)	“Services” means all offerings of services and goods under a Work Order, but not including Licenses of the Customer Space.

(ee)	“Specifications” means the detailed description of Licenses of Customer Space or Services, other than Professional Services, attached to any Work Order.

(ff)	“Start Date” means the start date specifically set forth on the Work Order or, if there is not a start date specified on the Work Order that date which is thirty (30) days following the Customer’s signature on the Work Order.

(gg)	“Statement of Work,” “Scope of Work” or “Work” means the detailed description of Professional Services attached to any Work Order.

(hh)	“Target Date” means the date the Customer Space or Services are expected or anticipated to be available to Customer, as set forth in a written notice.

(ii)	“Technology” means proprietary technology developed or created by Customer, including Customer’s operations, design, content, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world, and any derivative works, improvements, enhancements or extensions thereof.

(jj)	“Term” as to any Work Order, means the period of time specified in a Work Order for which QTS will provide the Customer Space or Services.

(kk)	“Work Order” or “Order” means Customer’s written order for a License of Customer Space, or the provision of Services that has been accepted by QTS and executed by both parties. The Work Order includes backup detail, including without limitation, any Addendum to the Master Space Agreement, Specifications and Statements of Work, and shall set forth the Licenses and Services, the prices to be charged for Licenses and Services and any applicable Term and/or Committed Data Rate.

[Signatures on following page]

IN WITNESS WHEREOF, authorized representatives of Customer and QTS have read the foregoing Agreement and agree to be bound thereby as of the Effective Date.

CUSTOMER:		QTS

ChannelAdvisor		Quality Investment Properties Suwanee, LLC
Signature:		Signature:

Print Name:	Joshua Schlanger	Mark Waddington

Title:	Dir, DataCenter Ops	President

Address:	2701 Aerial Ctr Pkwy Morrisville, NC 27560	12851 Foster Street, Suite 205 Overland Park, KS 66213

Telephone:	919.228.4832	913.312.5500

E-Mail:	josh.schlanger@channeladvisor.com	mwaddington@qualitytech.com

Date:	1/28/11	Date:

Quality Investment Properties, Suwanee, LLC

ADDENDUM TO MASTER SPACE AGREEMENT

ADDITIONAL TERMS AND CONDITIONS

FOR COLOCATION AND INTERNET ACCESS

This Addendum is attached to and made a part of the Master Space Agreement between Customer and Quality Investment Properties, Suwanee, LLC (“QTS”), and the terms hereof are incorporated therein by this reference and are applicable where Customer orders the use of space within the Data Center(s) to be used for the purpose of colocating computer equipment and associated telecommunications equipment (the “Customer Space”); or Customer orders communications or connectivity including connection to the Internet. Capitalized terms used herein and not otherwise defined herein shall have the same meaning such terms are given in the Master Space Agreement. Reference herein to the “Agreement” shall mean the Master Space Agreement, this Addendum and all other Addenda attached thereto, and all Orders placed thereunder. No other discussions, proposals, brochures, or statements of work are incorporated herein, and neither customer nor QTS have relied thereon. The Master Space Agreement, all Addenda attached thereto, including this Addendum, and all Orders placed thereunder, fully and completely reflect the understanding and obligations of the parties.

1.	CUSTOMER SPACE AND QTS OBLIGATIONS

1.1	Upon acceptance by QTS of an Order for colocation and completion of build-out (if necessary), Customer will be granted a license to use the Customer Space, effective on the Start Date. The location of the Customer Space shall be determined by QTS in its sole discretion provided, however, Customer’s reasonable preferences identified to QTS may be considered.

1.2	QTS shall use commercially reasonable efforts to complete the build-out and make the Customer Space available to Customer on or before the Target Date. The Term of use of the Customer Space shall begin thirty (30) days from the date of signing the Order. Build-out shall mean QTS’s construction and installation of the Customer Space pursuant to the Order. QTS shall provide the following Services in connection with the Customer Space:

(a)	Physical space as identified in the applicable Order (i.e. Half Cabinet, Full Cabinet, Cage, Suite)

(b)	Physical security for the Data Center(s) (security station and personnel, 24 hours/day, 365 days/year);

(c)	Power to the Customer Space and generator back-up to the Data Center(s);

(d)	Data Center environmental controls (temperature and humidity); and

(e)	Security alarms and fire alarm/suppression systems for the Data Center(s).

1.3	QTS shall provide cabling for services provided by QTS (i.e. network services, network monitoring) and maintenance on equipment and cabling owned by QTS up to the Point of Demarcation. The “Point of Demarcation” shall mean the first point where Customer receives telecommunications or Internet access service from QTS into the Customer Space. Except as otherwise agreed pursuant to a separate Addendum for Services attached to the Master Space Agreement and set forth in a corresponding Order, QTS shall not provide installation, configuration, connection, inter-connection, maintenance or support for any cabling, lines or equipment which is not owned or operated by QTS, whether or not such cabling, lines or equipment occurs before or after the Point of Demarcation.

1.4	QTS shall perform Remote Hands and Adhoc Engineering Services as requested by Customer on an as needed basis. Remote Hands and Adhoc Engineering Services shall be billed in quarter-hour increments and shall include all time expended to receive Customer instructions, travel to and return from Customer Space, perform the operations and report any findings or results. Remote Hands will be billed at the rate of $125.00 per hour. Adhoc Engineering Services shall be billed at the rate of $175.00 per hour. In no case, does this rate include the cost of any materials or equipment supplied by QTS. Remote Hands and Adhoc Engineering Services shall be provided to Customer’s Equipment within the Customer Space only pursuant to the express instructions of Customer, and as such, Customer hereby releases and shall hold QTS, its employees and contractors harmless from and against all Losses relating to QTS’s performance of such Remote Hands or Adhoc Engineering Services actions. Customer agrees that all requests for Remote Hands and Adhoc Engineering Services will be billed to Customer at the rates specified, excluding any service request that is the result of QTS. The response time for Remote Hands and Adhoc Engineering Services will be based upon available resources at time of Customer request and at no time does QTS imply or guarantee a specific response time for these services.

1.5	QTS shall perform such janitorial services, environmental systems maintenance, power plant maintenance and other maintenance actions as QTS deems necessary or desirable with respect to the Data Center(s) in which the Customer Space is located. QTS may from time to time monitor and maintain its network, QTS Provided Equipment and Facilities (“Facilities Maintenance”). Customer acknowledges and agrees that the performance of Facilities Maintenance and Customer Maintenance may cause the network to be temporarily inaccessible and the Services temporarily unavailable to Customer. QTS will use its commercially reasonable efforts to conduct such Facilities Maintenance in a manner and at such times so as to avoid or minimize the inaccessibility of the network and/or unavailability of the Services. If Facilities Maintenance is expected to interrupt access to the network or the availability of Services, QTS shall give Customer notice by e-mail prior to conducting such maintenance, identifying the time and anticipated duration of the Facilities Maintenance.

2.	CUSTOMER OBLIGATIONS

2.1	Customer shall use the Customer Space only for placement and maintenance of telecommunications and computer equipment and related personal property in accordance with this Agreement. Customer shall not store any parts or equipment in the Customer Space other than Customer Equipment which is operational and integral to the use of the network, unless otherwise authorized by QTS. Customer shall not install any equipment or personal property (including QTS Provided Equipment and Facilities) in the Customer Space (including, without limitation, ramps, and aisles therein) that individually or in combination exceeds 1,250 lbs. per tile. Customer shall inform QTS of any equipment and property anticipated to be housed in the Customer Space, and QTS may require that the Order include build-out of reinforced flooring if, in QTS’s opinion, such equipment and/or property will exceed the weight limits proscribed herein.

2.2	Customer shall provide all end-user equipment, software and all other telecommunications, Internet access and related equipment that Customer deems necessary or desirable for

Customer’s use of the Customer Space as permitted by the Agreement. Except as otherwise agreed to pursuant to a Work Order, Customer shall be solely responsible for installation, maintenance, configuration, connection, inter-connection, and all other support in connection with (a) all equipment and personal property to be used by Customer in the Customer Space, including without limitation, QTS Provided Equipment, and (b) all telecommunications, data, Internet and power cabling or lines and connections from the Point of Demarcation into and throughout the Customer Space.

2.3	Throughout the Term of the Agreement, Customer shall maintain the Customer Space in an orderly and safe condition in accordance with all applicable laws, and the Rules and Regulations. Customer shall provide the Customer Access Roster to QTS on or prior to the Start Date, and thereafter, from time to time, as the information in the Customer Access Roster may change or be amended by Customer (including names, addresses, signatures, pager numbers, e-mail address, and telephone numbers of the then current Representatives). Customer or its contractors shall be responsible for and shall properly maintain in accordance with manufacturer instructions and requirements the Customer Equipment and all personal property located in the Customer Space (“Customer Maintenance”).

2.4	Customer is entitled to use up to, but not to exceed, 150 watts of electric power per square foot of Customer Space (“Power Capacity”). QTS will notify Customer when electric power usage reaches 90-95% of Power Capacity. In the event that Customer’s electric power consumption exceeds 100% of Power Capacity consistently for five (5) consecutive hours (“Excess Demand”), Customer agrees that it will immediately reduce its electric power consumption to below 100% of Power Capacity or upgrade its contract with QTS by executing a Work Order to increase Power Capacity. The only method of increasing Power Capacity is to contract for additional contiguous Customer Space (the purchase of non-contiguous customer space will not increase Customer’s Power Capacity). If contiguous customer space is not available, Customer must immediately reduce it electric power consumption to below 100% of Power Capacity If Customer fails to execute a Work Order to increase Power Capacity within five (5) days after receipt of notice from QTS of Excess Demand, or fails to reduce its electric power consumption, Customer will be subject to suspension of electric power. According to the National Electrical Installation Standards, the maximum utilization on any power circuit is 80% of the maximum capacity of that power circuit. Customer shall take the necessary precautions to avoid exceeding 80% utilization on any power circuit, In the event that Customer’s utilization exceeds 80% of maximum capacity on any power circuit, the power related remedies and Service Level Credits set forth in Section 5.2 herein shall not apply.

3.	ACCESS TO DATA CENTER(S) AND CUSTOMER SPACE

3.1	Customer’s 24 × 7 × 365 access to the Customer Space and the Data Center(s) will be limited solely to the Representatives identified on the then current Customer Access Roster. Customer represents and warrants that the information contained therein shall be true, complete and accurate in all respects. QTS shall have no obligation to verify that any information contained in the Customer Access Roster then on file with QTS is current or accurate, and QTS shall be entitled to rely upon all such information in admitting persons identified therein to the Data Center(s). QTS may require Representative to be accompanied by an authorized QTS representative or security personnel. QTS shall have the right to refuse access, or limit access, to the Data Center(s) to any person who is not a Representative or to any Representative whom QTS (in its sole discretion) considers to be a risk to security or to the safety of persons or property, or who is not qualified to perform the tasks for which such person purports to access the Customer Space, or for any other lawful reason.

3.2	Security personnel may require individuals desiring access to sign-in, present photo identification, submit to physical inspection of their person and properties and otherwise answer such questions and provide such information as the security personnel may require to authenticate such person and verify that such person is an authorized Representative of Customer.

3.3	Customer shall not (and shall not permit others operating at its request, under its instruction, direction, control or supervision to) access, rearrange, reconfigure, disconnect, remove, repair, replace, damage or otherwise tamper with (or attempt to do any of the foregoing to) any of the Facilities or the properties or customer space of any other person using the Data Center(s). Any violation of this Section 3 shall be material breach by Customer of this Agreement and, in addition to all other remedies available to QTS therefor, and notwithstanding any provisions contrary hereto, Customer shall upon demand (a) pay QTS the cost to repair or remedy all damage caused to the Facilities or the properties or Customer Space of its customers (including replacement of any such properties, if deemed necessary by QTS or the owner of such property), and (b) shall indemnify QTS, its employees, agents, representatives and other Data Center users and customers, from all Losses resulting therefrom, pursuant to the Master Space Agreement Further, Customer shall indemnify, defend and hold harmless QTS, its employees, agents, representatives and contractors, pursuant to the Master Space Agreement, for any injury to any person or damage to property of any person (including employees and representatives of QTS) caused by or related to Customer’s and its Representatives’ access to and use of the Customer Space or the Data Center(s).

3.4	In addition to the requirements set forth herein, Customer’s access shall be subject to any and all rules, regulations, security and access requirements imposed by QTS governing the Data Center(s), including without limitation, Rules and Regulations posted on the QTS portal and the Visitor Acknowledgment and Release. Customer agrees (and shall cause each of its Representatives) to strictly abide by all such requirements for the Data Center. Customer agrees to periodically access the website and familiarize itself with the then current version of the Rules and Regulations. Notwithstanding, QTS agrees to provide Customer with thirty (30) days notice of any changes to said Rules and Regulations.

3.5	QTS retains the right to access the Customer Space at any time for any legitimate business purpose of QTS. Customer shall provide a safe place for QTS personnel to work at the Premises and within the Customer Space. Customer shall allow QTS access to the premises and Customer Space to the extent reasonably necessary (as determined by QTS) for the installation, inspection, removal, relocation, replacement, and scheduled or emergency Facilities Maintenance, or as may otherwise be necessary to provide the Services.

4.	INTERNET ACCESS SERVICES

4.1

Customer’s use of the Internet access Services shall at all times comply with QTS’s then current Acceptable Use Policy and Privacy Policy (“Acceptable Use Policy”), as amended by QTS from time-to-time and which is available through the QTS portal. QTS will notify Customer of complaints received by QTS regarding each incident of alleged violation of QTS’s Acceptable Use Policy, whether by Customer or third parties that has gained access to the Service through Customer. Customer agrees that it will promptly investigate all such complaints and take all reasonably necessary actions to remedy and to prevent any further violation of QTS’s Acceptable Use Policy. Customer agrees that QTS may identify to the complainant that Customer or a third party is investigating the matter and QTS may provide the complainant with the necessary information to contact Customer directly to resolve the complaint. Customer shall identify a representative for the purposes of receiving such communications. QTS reserves the right to install and use, or to require Customer to install and use, any appropriate devices to prevent violations of QTS’s Acceptable Use Policy, including devices designed to filter or terminate access to the Services. If QTS is notified of any allegedly infringing, defamatory, damaging, obscene, pornographic, illegal, or offensive use, content or activity, QTS may (but shall not be required to) investigate the allegation, or refer it to Customer or a third party for investigation. QTS reserves the right to remove or require the removal of the illegal or objectionable content from the Web page or any other text or item linked to the Internet, and require Customer to cease (or cause its users to cease) all illegal or objectionable activities or use. If Customer refuses such requirements, QTS may, at its option, immediately remove the subject Web page or other text or item from the Internet, suspend the Services provided hereunder, and/or terminate this Agreement, all without limiting any other remedies available to QTS, and QTS shall not be liable to Customer or any other person as a result of any such action.

4.2	Unless specifically provided for in a separate Addendum, QTS does not provide, and Customer shall indemnify, defend and hold QTS harmless from any and all Losses arising from or relating to, user or access security with respect to any of Customer’s facilities or facilities of others, and Customer shall be solely responsible for user/access security and network access to Customer’s facilities. QTS shall not provide any service to detect or identify any security breach of Customer’s websites, databases or facilities, except as may be set forth in a separate written agreement between Customer and QTS.

4.3	Unless specifically provided for in a separate Addendum, QTS does not perform any tests employing tools and techniques intended to gain unauthorized access to Customer’s environment (“Internet Intrusion Testing”). . Internet Intrusion Testing by Customer, or any third party on Customer’s behalf require Customer to indemnify QTS pursuant to the Master Space Agreement.

4.4	Unless otherwise agreed in writing by QTS, QTS shall not be responsible for the installation, removal, operation, maintenance or replacement of any equipment or Customer Equipment.

4.5	The parties understand and agree that use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet and such facilities provides the opportunity for unauthorized access to computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential and QTS does not make any representation or warranty regarding privacy, security, authenticity, and non-corruption or destruction of any such information. QTS does not warrant that the Services or Customer’s use will be uninterrupted, error-free, or secure. QTS shall not be responsible for any adverse consequence or loss whatsoever to Customer’s (or its users’ or subscribers’) use of the Internet. Use of any information transmitted or obtained by Customer using the QTS network or the Internet is at Customer’s own risk. QTS is not responsible for the accuracy of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. QTS does not control the transmission or flow of data to or from QTS’s network and other portions of the Internet. Such transmissions and/or flow depend in part on the performance of telecommunications and/or
Internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the Internet. QTS does not represent or warrant that such events will not occur and QTS disclaims any and all liability resulting from or related to such acts or omissions.

4.6	Customer may not resell IP addresses, IP numbers, or IP accounts from a QTS provided leased line, including, without limitation, serial line Internet protocol (SUP) or point-to-point protocol (PPP) dial-up accounts, point-to-point leased lines, switched packet leased lines, or any TCP/IP transmission that uses resources on QTS’s network without the prior written consent of QTS and such account addresses are not portable. Customer shall own its own registered domain names.

4.7	To the extent Customer orders any Service designated as “Burstable” (meaning Customer has the ability to use Services in excess of the Committed Data Rate), Customer will be billed for (a) the Committed Data Rate, and (b) the Excess Use at the price per Mbps set forth in the Order. Customer’s use will be sampled in five-minute inbound and outbound averages during each month. At the end of the month in which such use is measured, the top five percent (5%) of the inbound and outbound averages shall be discarded. The highest of the resulting ninety-five percent (95%) for inbound and outbound averages will be compared to the Committed Data Rate, and if that ninety-fifth percentile (95%) of traffic is higher than the Committed Data Rate, the difference between the highest of either average and the Committed Data Rate shall be the “Excess Use”.

4.8	If Customer is an international, federal, state, or local governmental agency, the purchase order submitted by Customer shall contain the following language:

“Notwithstanding any provisions to the contrary on the face of this purchase order or on any attachments to this purchase order, this purchase order is being used for administrative purposes only, and this order is placed under and subject solely to the terms and conditions of the QTS Master Space Agreement and Addendum for Colocation and Internet Access, executed between Customer and QTS.”

5.	SERVICE LEVEL GUARANTEE

5.1	Internet Access Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance, Customer use of a single physical connection and Force Majeure conditions, QTS shall have the contracted Internet access available for the Customer to transmit information to, and receive information from the Internet 99.999% of the time during the Term of this Addendum (“Internet Access Guarantee”). Customer acknowledges that incremental usage in excess of the Committed Data Rate is subject to available bandwidth on the QTS network.

Internet Access Remedy. In the event QTS fails to provide the level of service provided in the Internet Access Guarantee, Customer shall receive the applicable remedy (“Service Level Credit”) described below. The Internet Access Guarantee is measured on a calendar month basis.

LENGTH OF INTERNET OUTAGE	SERVICE LEVEL CREDIT

More than 26 Seconds but less than 4 Minutes in a given month.	Credit of 1.0% of total Monthly Recurring Charge for Internet Access

4 Minutes per month, but less than 43 Minutes in a given month.	Credit of 2.0% of total Monthly Recurring Charge for Internet Access

43 Minutes per month, but less than 86 Minutes in a given month.	Credit of 4.0% of total Monthly Recurring Charge for Internet Access

More than 86 Minutes per month.	Credit of 6.6% of total Monthly Recurring Charge for Internet Access, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge for Internet service. For example, unavailability of 1 hour, 30 minutes, would result in a credit of the total Monthly Recurring Charge of 8.6% (6.6% +2%)

5.2	Power Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QTS shall have the contracted power available for the Customer as follows: 99.999% of the time during the Term of this Addendum when configured with redundant power, or if the Customer does not choose the redundant power option on the Customer order form, 99.99% of the time during this Addendum (“Power Guarantee”).

Power Remedy. In the event QTS fails to provide the level of service provided in the Power Guarantee, Customer shall receive the applicable remedy (“Service Level Credit”) described below. The Power Guarantee is measured on a calendar month basis and is based upon Customer’s selection on the Order form of either single or redundant power.

POWER UNAVAILABILITY CALCULATIONS	SERVICE LEVEL CREDIT FOR REDUNDANT POWER SUPPLY	SERVICE LEVEL CREDIT FOR A SINGLE POWER SUPPLY ONLY

More than 26 Seconds but less than 4 Minutes in a given month.	Credit of 1.0% of total Monthly Recurring Charge for Customer Space	NONE

4 Minutes per month, but less than 43 Minutes in a given month.	Credit of 2.0% of total Monthly Recurring Charge for Customer Space	NONE

43 Minutes per month, but less than 86 Minutes in a given month.	Credit of 4.0% of total Monthly Recurring Charge for Customer Space	Credit of 2.0% of total Monthly Recurring Charge for Customer Space

More than 86 Minutes in a given month.	Credit of 6.6% of total Monthly Recurring Charge for Customer Space, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge for Customer Space. For example, unavailability of 1 hour, 30 minutes, would result in a credit of the total Monthly Recurring Charge of 10.6% (6.6% +4%)	Credit of 4.0% of total Monthly Recurring Charge for Customer Space, plus the applicable credit for any partial hour, not to exceed the total Monthly Recurring Charge for Customer Space. For example, unavailability of 1 hour, 30 minutes, would result in a credit of the total Monthly Recurring Charge of 5% (4% +1%)

5.2	Latency Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QTS shall provide the contracted Internet access capable of one-way transmissions of a monthly average of 40 milliseconds or less between the QTS switch port and the QTS transit routers during the Term of this Addendum (“Latency Guarantee”). It is mutually understood that customers who purchase Burstable bandwidth may necessarily suffer increased latency should volume exceed the Burstable access ordered.

Latency Remedy. In the event QTS fails to meet the Latency Guarantee, Customer will receive a Service Level Credit equal to one day’s Monthly Recurring Charges for Internet Access for every 10 milliseconds (or portions thereof) over the guaranteed 40 milliseconds monthly average.

5.4	Packet Delivery Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QTS guarantees Network Packet Loss (“Packet Guarantee”) of less than 0.5% monthly average measured from the QTS switch port to the QTS transit routers (“Network”). It is mutually understood that customers who order fixed Committed Data Rates (not Burstable), may necessarily suffer packet losses should volume exceed the fixed Committed Data Rate ordered, and customers who purchase Burstable bandwidth may necessarily suffer packet losses should volume exceed the Burstable access ordered. As such, the remedy (Service Level Credit) is only available for packet losses occurring within the ordered bandwidth.

Packet Delivery Remedy. In the event QTS fails to meet the Packet Guarantee, Customer will receive a Service Level Credit equal to one day’s Monthly Recurring Charges for Internet Access for every one percent (or portions thereof) over the guaranteed 0.5% monthly average.

5.5	Temperature Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QTS guarantees the monthly average Data Center temperature will not exceed 78 degrees Fahrenheit (Temperature Guarantee”).

Temperature Remedy. In the event any QTS sampling point registers a monthly average deviation in excess of the Temperature Guarantee, Customer will receive a Service Level Credit equal to one day’s Monthly Recurring Charges for physical space for every one (1°) degree Fahrenheit above the Temperature Guarantee during the applicable month.

5.6	Humidity Guarantee. Except in the event of Facilities Maintenance, Customer Maintenance and Force Majeure conditions, QTS guarantees the monthly average Data Center humidity will not exceed 55% (“Humidity Guarantee”).

Humidity Remedy. In the event any QTS sampling point registers a monthly average deviation in excess of the Humidity Guarantee, Customer will receive a Service Level Credit equal to one day’s Monthly Recurring Charges for physical space for every one (1%) percent the humidity exceeds the Humidity Guarantee during the applicable month.

5.7.	Remedies.

a)	If, during the term of this Addendum, QTS fails to meet any of the Internet Access Guarantee, Power Guarantee, Latency Guarantee, Packet Delivery Guarantee, Temperature Guarantee, or the Humidity Guarantee (each referred to herein individually and collectively as a “Service Level Guarantee”), Customer shall be entitled to receive, as its sole and exclusive remedy, the applicable Service Level Credits described in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 of this Addendum. QTS shall apply all of the Customer’s Service Level Credits directly to the Customer’s total Monthly Charges. In no event shall the Customer’s total amount of Service Level Credits exceed the Customer’s total Monthly Charges for a given month.

b)	If QTS shall fail to meet the Internet Access Guarantee two (2) times in any calendar quarter or shall fail to meet the Power Guarantee two (2) times in any calendar quarter, either party shall be entitled to terminate this Agreement upon the delivery of written notice received by the other party within thirty (30) days of the date of the second failure. Termination pursuant to this section shall be effective sixty (60) days after the non-terminating party’s receipt of the required termination notice.

c)	Notwithstanding anything herein to the contrary, if, following the application of any Service Level Credits to the Customer’s Monthly Charges for the failure by QTS to meet the same Service Level Guarantee two (2) times in any calendar quarter, QTS determines in its sole and reasonable discretion that it will be unable to meet such guarantee in the future, QTS reserves the right, upon written notice to the Customer, to terminate this Addendum without penalty. In the event of a termination pursuant to the foregoing sentence, upon Customer’s written request, QTS will continue to provide Customer the Services governed by this Addendum for a period of up to sixty (60) days, provided, however, Customer continues to make timely payments of the Monthly Charges as provided herein. Customer acknowledges that QTS will not be responsible for payment of any additional Service Level Credits, of any nature whatsoever, during this sixty (60) day period.

d)	Notwithstanding anything herein to the contrary, QTS will not knowingly or purposefully fail to meet any Service Level Guarantee. In the event that a Service Level Guarantee is not met and QTS determines in its reasonable judgment that such failure was a result of (i) any Force Majeure condition, (ii) any actions or inactions of Customer, (iii) any activity under Customer’s control or within the obligations undertaken by Customer (including, without limitation, inaccurate or corrupt data input, use of network or the Services other than in accordance with the documentation or the directions of QTS, failure or inability of Customer to obtain or the failure or inability of a vendor to provide upgrades, new releases, enhancements, patches, error corrections and fixes for software equipment, and problems in Customer’s local environment), or (iv) any Facilities Maintenance performed during the maintenance window identified in Section 1.5 of this Addendum or any Customer Maintenance, then QTS shall have no obligation to credit Customer any amount for any such failure.

[Signatures on the following page]

CUSTOMER:	ChannelAdvisor	QTS:

QUALITY INVESTMENT PROPERTIES, SUWANEE, LLC

Print Name:	Joshua Schlanger	Name:	Mark Waddington

Title:	Dir, DataCenter Ops	Title:	President (Managing Member)

Address:	2701 Aerial Ctr Pkwy	Address:	12851 Foster St, Suite 205
	Morrisville, NC 27560		Overland Park KS, 66213
Attn: Mark Waddington

Telephone:	919.228.4832	Telephone:	913-312-5000

Facsimile:		Facsimile:	913-814-7766

E-mail:	josh.schlanger@channeladvisor.com	E-mail:	mwaddington@QualityTech.com

Date:	1/28/11	Date:
Signature:		Signature:

Exhibit 10.24

(continued)

*** Text Omitted and Filed Separately Confidential Treatment Requested Under 17 CFR §§ 200.80(b)(4) and 230.406

20627.9
Contract Number:
Contract Type:	Renewal
Sales Executive:	O’Keefe, Karen
Sales Engineer:	McCall, David
Start Date:	2/1/11
Data Center Location:	Suwanee, GA

Quality Investment Properties, Suwanee, LLC dba QualityTech Suwanee

Company Name	Channel Advisor
Contact Name	Josh Schlanger
Customer Address	2701 Arial Center Pkwy Suite 2200 Morrisville, NC 27560
Customer Phone Number	919.228.4832
Contact Email Address	josh.schlanger@channeladvisor.com

36 Month Term	Non Recurring Charges		Monthly Recurring Charges

CoLo and Connectivity	[***	]	[***	]
Networking Services	[***	]	[***	]

	[***	]	[***	]

(does not include sales tax) Total Charges	[***	]	[***	]

Note: This work order is valid for 30 days. By signing below, the Authorized Representatives of Customer and QualityTech acknowledge: (i) that they have reviewed the QualityTech Work Order, the Master Space Agreement and the related Addenda and Statements of Work; and (ii) that they understand the requirements of said documents and do hereby agree to be bound by the terms and conditions embodied therein.

*	Notes -

Bandwidth and storage overage charges are 150% of committed rate cost per mb. 16 ip address are included with bandwidth charges, any additional will incur an additional charge. [289] square feet supports up to [43350] usable watts.

Cancelling and stop billing RichFX [***] as of 1/1/11 invoice; original expiration date was 6/2011. Removal and Destruction of [***] hard drives for RichFX NYC equipment. Certificate will be issued upon completion.

Renewing existing Suwanee, GA services. Cage per sq foot pricing and power pricing will remain the same throughout the term of this agreement.

Please print and sign two complete copies of this work order and mail back to your sales representative for processing. One countersigned copy will be sent back to you.

Channel Advisor	Quality Investment Properties, Suwanee, LLC dba QualityTech Suwanee
Company	Company

/s/ Mark Waddington
Signature	Signature

Josh Schlanger	Mark Waddington
Print Name	Print Name

Director, Data Center Operations	President
Title	Title

1/28/11
Date	Date

[***]	Certain confidential information in this document, marked by bracketed asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to the omitted portions.

Contract Number:
Sales Executive:	O’Keefe, Karen
Sales Engineer:	McCall, David
Data Center Location:	Suwanee, GA

CoLo and Connectivity		Qty: NRC		Qty: MRC		Unit: NRC		Unit: MRC		NRC		MRC
1410011100001	Space - Georgia - Cage	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1410011100004	Space - Georgia - Cabinet standalone	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1111411100009	Bandwidth 60	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1410211100001	Power Georgia 120V 20Amp Primary	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1410211100002	Power Georgia 120V 20Amp Redundant	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1410211100006	Power Georgia 220V 20Amp Primary	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]
1410211100008	Power Georgia 220V 30Amp Primary	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

								Totals		[***	]	[***	]

Networking Services		Qty: NRC		Qty: MRC		Unit: NRC		Unit: MRC		NRC		MRC
1110911100008	IP Address MRC	[***	]	[***	]	[***	]	[***	]	[***	]	[***	]

								Totals		[***	]	[***	]

[***]	Certain confidential information in this document, marked by bracketed asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to the omitted portions.